                                                           EXHIBIT 11.1

                             ELECTROSCOPE, INC.

                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                (Unaudited)


                                                                                     For the fiscal year ended March 31
                                                                                    1997             1996           1995
                                                                                  -------------------------------------------
NET LOSS                                                                          $(2,903,632)   $(1,305,275)   $(1,006,471)

SHARES USED IN SHARE COMPUTATION-
  Common stock shares outstanding (weighted average)                                5,045,128       3,704,031     3,427,274

  Treasury stock effect of common stock and equivalents issued within one
   year of the public offering at prices less than the public offering price           49,682        245,735       289,636
                                                                                  -------------------------------------------

         Shares used in computation                                                 5,094,810      3,949,766     3,716,915
                                                                                    ---------      ---------     ---------

NET LOSS PER COMMON SHARE AND COMMON
         SHARE EQUIVALENT                                                             $(0.57)        $(0.33)      $(0.27)
                                                                                      -------        -------      -------
